Exhibit 99.1

DGSE Companies, Inc. Reports First Quarter 2016 Results

DALLAS--(BUSINESS WIRE)--May 16, 2016--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the quarter ended March 31, 2016.

First Quarter 2016 Summary

  Revenues from continuing operations were $11.8 million compared to $12.9 million, an 8.5% decline compared to the same period in 2015. The decrease in revenues as compared to the prior year quarter is primarily associated with lower bullion and scrap sales and the closing of two stores in Texas during the first quarter of 2015.
  Gross profit from continuing operations decreased by $184,000, or 7.9%, based on lower sales. Gross profit as a percent of revenue increased to 18.3% of revenues in the current quarter, compared to 18.1% in the same period last year.
  Selling, general and administrative (“SG&A”) expenses for continuing operations was $2.6 million compared to $2.9 million in the same period last year.
  Loss from continuing operations, net of taxes, for the quarter was $690,000 compared to a loss from continuing operations of $801,000 in the first quarter of 2015.
  Net loss, inclusive of discontinued operations, was approximately $690,000 or $0.06 per share, compared to a net loss of approximately $798,000, or $0.07 per share, in the year-ago period.

Matthew Peakes, Chief Executive Officer and Chairman of the Board, stated, “While we are far from pleased with the loss for this quarter, we are encouraged by the increase in per store sales, increase in margin and the reduction in expenses.”

First Quarter 2016 Results

For the quarter ended March 31, 2016, revenues from continuing operations were $11.8 million, an 8.5% decrease compared to $12.9 million in the quarter ended March 31, 2015, due primarily to continued weakness in the Company’s scrap business, which is consistent with industry-wide trends, and lower bullion sales. Additionally, the decrease in revenues as compared to the prior year quarter is attributable to the closing of two stores in Texas.

Gross profit from continuing operations for the first quarter of 2016 decreased slightly by $184,000, or 7.9%, to $2.1 million compared to $2.3 million in the prior year quarter. Gross margin as a percentage of revenue increased to 18.3% for the three months ended March 31, 2016, compared to 18.1% for the same period in the prior year.

SG&A expenses decreased by $0.3 million, or 9.1%, to $2.6 million, as compared to $2.9 million during the same period in 2015. The decrease in SG&A is due to our continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead and advertising expense.

Depreciation and amortization decreased by $41,000, or 29.1%, to $100,000 compared to $141,000 for the same period in the prior year. This decrease was due to one-time write off of assets formerly utilized in two stores closed during first quarter of 2015.

Loss from continuing operations for the first quarter of 2016, net of taxes, was $690,000 or $0.06 per share, compared to a loss from continuing operations of $801,000, or $0.07 per share, in the first quarter of 2015.

Net loss, inclusive of discontinued operations, was approximately $690,000 or $0.06 per share, compared to a net loss of approximately $798,000, or $0.07 per share, in the year-ago period.

Balance Sheet Summary

At March 31, 2016, we had cash and cash equivalents of $1.5 million compared to $1.8 million at December 31, 2015. Stockholders’ equity decreased by $674,000, or 17.4%, to $3.2 million at March 31, 2016 compared to $3.9 million at December 31, 2015. As of March 31, 2016 and December 31, 2015, the outstanding balance on the Company’s credit facility with NTR Metals, Inc. remained the same at $2.3 million.

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	May 16, 2016
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.
Replay:

A replay will be available until midnight on May 23, 2016, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 13637136 to access the replay.

Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=119574.

About DGSE Companies, Inc.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond Exchange (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.cgdeinc.com and www.dgse.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements which may constitute "forward-looking" statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,521,998	$1,752,711
Trade receivables, net of allowances	166,953	229,848
Inventories	10,250,004	9,565,506
Prepaid expenses	147,512	106,547

Total current assets	12,086,467	11,654,612

Property and equipment, net	4,199,776	4,281,388
Intangible assets, net	10,338	13,784
Other assets	143,551	204,226

Total assets	$16,440,132	$16,154,010

LIABILITIES
Current Liabilities:
Current maturities of long-term debt	$1,555,380	$1,589,522
Current maturities of capital leases	12,207	12,069
Accounts payable-trade	5,765,738	5,689,056
Accrued expenses	896,431	1,174,458
Customer deposits and other liabilities	2,508,508	1,309,648
Liabilities related to discontinued operations	190,810	190,810

Total current liabilities	10,929,074	9,965,563

Line of credit, related party	2,303,359	2,303,359
Long-term debt, less current maturities	10,556	13,664

Total liabilities	13,242,989	12,282,586

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized;
12,328,956 and 12,296,446 shares issued and outstanding	123,289	122,964
Additional paid-in capital	34,283,302	34,267,577
Accumulated deficit	(31,209,448)	(30,519,117)
Total stockholders' equity	3,197,143	3,871,424

Total liabilities and stockholders' equity	$16,440,132	$16,154,010

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2016	2015

Revenue:
Sales	$11,774,516	$12,875,149
Cost of goods sold	9,625,473	10,541,966
Gross margin	2,149,043	2,333,183

Expenses:
Selling, general and administrative expenses	2,624,356	2,886,043
Depreciation and amortization	99,764	140,624
	2,724,120	3,026,667

Operating loss	(575,077)	(693,484)

Other expense (income):
Other income, net	(614)	(3,033)
Interest expense	95,207	83,768
	94,593	80,735

Loss from continuing operations before income taxes	(669,670)	(774,219)

Income tax expense	20,564	26,844

Loss income from continuing operations	(690,234)	(801,063)

Discontinued operations:
(Loss) income from discontinued operations, net of taxes	(97)	2,564

Net loss	$(690,331)	$(798,499)

Basic net loss per common share:
Loss from continuing operations	$(0.06)	$(0.07)
(Loss) income from discontinued operations	-	-
Net loss per share	$(0.06)	$(0.07)

Diluted net loss per common share:
Loss from continuing operations	$(0.06)	$(0.07)
(Loss) income from discontinued operations	-	-
Net loss income per share	$(0.06)	$(0.07)

Weighted-average number of common shares
Basic	12,297,501	12,245,679
Diluted	12,297,501	12,245,679

CONTACT:
DGSE Companies, Inc.
Matthew M. Peakes, CEO, 972-587-4021
investorrelations@dgse.com